Exhibit 99.1

iGATE Appoints Naomi A. Seligman to its Board of Directors

FREMONT, CA, September 20, 2012 – iGATE (NASDAQ:IGTE) the first Business Outcomes driven integrated Technology and Operations (iTOPS) solutions provider today announced the appointment of Ms. Naomi O. Seligman, a seasoned international business leader with significant innovation and Information Technology experience to its Board of Directors, effective immediately.

“I am pleased to welcome Naomi to the iGATE Board. I believe that her vast experience in the information technology sector, her work with the CEOs, COOs and CIOs of some of the largest companies in the world, and her insights into IT best practices, emerging technologies, and computer industry business models, will add significant depth to our discussions on these and related strategic issues” stated Sunil Wadhwani, Co-Chairman, iGATE Corporation.

“I am impressed with the enormous progress iGATE has made during the last few years and its unique business model. So I am excited to be part of the Board and work with its top-flight management team.” said Naomi O. Seligman.

Naomi O. Seligman, 74, has been a senior partner at Ostriker von Simson, a consulting firm focusing on information technology, since June 1999. The partners of Ostriker von Simson chair the CIO Strategy Exchange, which regularly brings together four vital quadrants of the information technology sector: chief information officers, or CIOs, venture capitalists, CEOs from computer companies, and entrepreneurs. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by one hundred CIOs from major corporations.

Ms. Seligman graduated from Vassar College in the United States with a degree in Economics. She later received a Master’s of Business Administration from the London School of Economics. Ms. Seligman presently serves on the boards of directors of Oracle Corporation (NASDAQ: ORCL) and Akamai Technologies, Inc. (NASDAQ: AKAM), both enterprise software companies, and The Dun & Bradstreet Corporation (NYSE: DNB), a provider of business information services. She also previously served as a director of Sun Microsystems, Inc. prior to its acquisition by Oracle.

About iGATE

iGATE Corporation (NASDAQ:IGTE) is the first integrated technology and operations (iTOPS) company providing full-spectrum consulting, technology and business process outsourcing, and product and engineering solutions on a Business Outcomes-based model. Armed with over three decades of IT Services experience and powered by the iTOPS platform, iGATE’s multi-location global organization has a talent pool of over 27,000 employees and consistently delivers effective solutions to over 300 clients including Fortune 1000 and Global 2000 companies spanning verticals such as: banking and financial services; insurance and healthcare; life sciences; manufacturing, retail, distribution and logistics; media, entertainment, leisure and travel; communication, energy and utilities; public sector; and independent software vendors. Please visit www.igate.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding iGATE’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

CONTACT: iGATE

Investor Contact:

Araceli Roiz

+ 1 510 896 3007

araceli.roiz@igate.com

Media Contact:

Prabhanjan Deshpande “PD”

+91 80 4104 5006

PD@igate.com